AMENDED AND RESTATED
                            CREDIT FACILITY AGREEMENT

     THIS AGREEMENT is made as of the 23 day of December, 1997 by and among ANAREN MICROWAVE, INC., a corporation formed under the laws of the State of New York, with an office at 6635 Kirkville Road, East Syracuse, New York 13057 and MANUFACTURERS AND TRADERS TRUST COMPANY, a New York State banking corporation with an office at Pioneer Business Park, 5000 Campuswood Drive, East Syracuse, New York 13057.

     The parties hereby agree as follows:

ARTICLE 1  - DEFINITIONS

     1.1 The following terms shall have the following meanings unless otherwise expressly stated herein:

     "Affiliate" shall mean any entity which directly or indirectly, or through one or more intermediaries, Controls or is Controlled By or is Under Common Control with Borrower.

     "Aggregate Consideration" shall mean (i) in the case of a purchase of a company's equity securities, the total consideration paid for such securities (including amounts paid to holders of options, warrants and convertible securities) plus the principal amount of all liabilities (including indebtedness for borrowed money) as set forth on the most recent consolidated balance sheet of the company being acquired prior to consummation of such sale, exchange or purchase, and (ii) in the case of a purchase of assets, the total consideration paid for such assets plus the principal amount of all indebtedness for borrowed money and other liabilities assumed by the Borrower.

     "Bank" shall mean Manufacturers and Traders Trust Company, its successors, legal representatives, and assigns.

     "Borrower" shall mean Anaren Microwave, Inc. and its successors, legal representatives, and assigns.

     "Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks in Syracuse, New York are authorized or required to close under the laws of the State of New York and, if the applicable day relates to a LIBOR Loan, LIBOR Interest Period or notice with respect to a LIBOR Loan, a day on which dealings in Dollar deposits are also carried on in the London Interbank market and banks are open for business in London.

     "Capital Lease" means all leases which have been or should be capitalized on the books of the lessee in accordance with GAAP.

     "Cash Flow" shall mean net income plus depreciation and amortization less distributions, dividends, stock repurchases and the like.

     "Controls" (including the terms "Controlled By" or "Under Common Control") shall mean but not be limited to the ownership of ten percent (10%) or more of the outstanding shares of capital stock of any corporation having voting power for the election of directors, whether or not at the same time stock of any other class or classes has or might have voting power by reason of the happening of any contingency, or ownership of ten percent (10%) or more of any interest in any partnership, or any other interest by reason of which a controlling influence over the affairs of the entity may be exercised.

     "Dollars" and the symbol "$" mean and refer to lawful money of the United States of America.

     "Environment" shall mean any water including but not limited to surface water and ground water or water vapor; any land including land surface or subsurface; stream sediments; air; fish; wildlife; plants; and all other natural resources or environmental media.

     "Environmental Laws" shall mean all federal, state and local environmental, land use, zoning, health, chemical use, safety and sanitation laws, statutes, ordinances, regulations, codes and rules relating to the protection of the Environment and/or governing the use, storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Substances and the regulations, rules, ordinances, bylaws, policies, guidelines, procedures, interpretations, decisions, orders and directives of federal, state and local governmental agencies and authorities with respect thereto.

     "Environmental Permits" shall mean all licenses, permits, approvals, authorizations, consents or registrations required by any applicable Environmental Laws and all applicable judicial and administrative orders in connection with ownership, lease, purchase, transfer, closure, use and/or operation of the Improvements and/or as may be required for the storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Substances.

     "Environmental Report" shall mean written reports, if any, prepared for Bank by an environmental consulting or environmental engineering firm.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

     "Eurocurrency Reserve Requirement" means, with respect to the Interest Period for any LIBOR Loan, the daily average of the stated maximum rate (expressed as a decimal) at which reserves (including any marginal, supplemental, or emergency reserves) are required to be maintained during such Interest Period under Regulation D by member banks of the Federal Reserve System with deposits exceeding one billion Dollars against "Eurocurrency Liabilities" (as such term is used in Regulation D) but without benefit or credit of proration, exemptions, or offsets that might otherwise be available from time to time under Regulation D. Without limiting the effect of the foregoing, the Eurocurrency Reserve Requirement shall reflect any other reserves required to be maintained against (i) any category of liabilities that includes deposits by reference to which the LIBOR Interest Rate for LIBOR Loans is to be determined, or (ii) any category of extension of credit or other assets that include LIBOR Loans.

     "Event of Default" shall mean the occurrence of any event described in
Article 13 hereof.

     "GAAP" shall mean generally accepted accounting principles.

     "Hazardous Substances" shall mean, without limitation, any explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products, methane, hazardous materials, hazardous wastes, hazardous or toxic substances and any other material defined as a hazardous substance in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Sections 9601, et. seq.; the Hazardous Materials Transportation Act, as amended, 49 U.S.C. Sections 1801, et. seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Sections 6901, et. seq.; Articles 15 and 27 of the New York State Environmental Conservation Law or any other federal, state, or local law, regulation, rule, ordinance, bylaw, policy, guideline, procedure, interpretation, decision, order, or directive, whether existing as of the date hereof, previously enforced or subsequently enacted.

     "Improvements" shall mean any real property owned or used by Borrower.

     "Includes" or "including," with respect to any matter or thing, means "including without limitation" such matter or thing.

     "Interest Period" means, with respect to any LIBOR Loan, the period commencing on the date such Loan is made and ending, as the Borrower may select, pursuant to Section 2.3, 30, 60, 90 or 180 days thereafter, provided that:

          (1) no Interest Period may extend beyond the Termination Date; and

          (2) if an Interest Period would end on a day that is not a Business Day, such Interest Period shall be extended or shortened, as the case may be, to the nearest Business Day.

     "Letter of Credit" shall mean any standby or documentary Letter of Credit issued by the Bank pursuant to Article 3 hereof.

     "LIBOR Interest Rate" means, with respect to any Interest Period for a LIBOR Loan, the rate per annum equal to the quotient obtained by dividing (and rounding upward to the nearest 1/100 of 1%) (i) LIBOR (as determined below) on a date two Business Days prior to the beginning of an Interest Period ("Interest Setting Date"), at which deposits in Dollars for the period and in an amount comparable to the Interest Period and the principal amount of the LIBOR Loan are offered to prime banks in the London Interbank market at 11:00 a.m. (London time) on that day ("Reference Bank") by (ii) 1 minus the Eurocurrency Reserve Rate. LIBOR shall be determined by the Bank on the Interest Setting Date from Telerate Page 3750 as of 11:00 a.m. (London time) on such date, or if such page or such service ceases to display such information, from such other service or method as the Bank may select.

     "LIBOR Loan" means any Revolving Credit Loan when and to the extent that the interest rate is determined by reference to the LIBOR Interest Rate.

     "Lien" means any mortgage, deed of trust, pledge, security interest, hypothecation assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority, or other security agreement or preferential arrangement, charge, or encumbrance of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction to evidence any of the foregoing).

     "Obligations" shall include all of Borrower's obligations of any kind or nature, arising now or in the future, related to this Agreement, including without limitation obligations under the Revolving Credit Note.

     "Person" means an individual, partnership, corporation, business trust, joint stock company, unincorporated association, joint venture, governmental authority or other entity of whatever nature.

     "Prime Rate" shall mean the rate of interest designated by Bank as its prime rate from time to time as a guide for establishing lending rates to customers, irrespective of the actual rate charged to any specific customer with respect to any specific transaction.

     "Prime Loan" means any Revolving Credit Loan when and to the extent that the interest rate is determined by reference to the Prime Rate.

     "Prior Credit Facility Agreement" means the Credit Facility Agreement dated October 1, 1996 between the Bank and the Borrower, and any notes, instruments or agreements executed and delivered in connection therewith.

     "Property" shall mean Borrower's property and plant at 6635 Kirkville Road, East Syracuse, New York.

     "Release" has the same meaning as given to that term in Section 101(22) of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601(22), and the regulations promulgated thereunder.

     "Revolving Line" shall mean the revolving line of credit established pursuant to Section 2.1 of this Agreement.

     "Revolving Credit Note" shall mean the note evidencing Obligations related to the Revolving Line as described in Section 2.2 of this Agreement.

     "Security Agreement" shall mean the Security Agreement entered into between Bank and Borrower concurrently herewith.

     "Subsidiary" means, as to any person, a corporation of which shares of stock having ordinary voting power to elect a majority of the board of directors or other managers of such corporation are at the time owned, or the management of which is otherwise controlled directly or indirectly, through one or more intermediaries, by the Borrower.

     "Tangible Net Worth" shall mean total tangible assets (excluding accounts from employees and Affiliates) less total liabilities as determined by GAAP.

     "Termination Date" shall mean the earlier of (i) December 31, 2000 or (ii) the date of an Event of Default.

ARTICLE 2 REVOLVING LINE

     2.1 Revolving Credit Loans. The Bank agrees, on the terms and conditions hereinafter set forth, to make loans (the "Revolving Credit Loans") to the Borrower from time to time during the period from the date of this Agreement up to but not including the Termination Date in an aggregate principal amount not to exceed at any time Ten Million Dollars ($10,000,000.00) (the "Maximum Principal Amount"). Each borrowing (except with respect to a Letter of Credit), repayment and reborrowing under the Revolving Line shall be in an amount of at least $100,000.

     2.2 Letters of Credit. Subject to the terms and conditions of this Agreement and upon satisfactory completion of a letter of credit application, the Revolving Line may be utilized by the Borrower for the issuance of Letters of Credit for the account of the Borrower. The aggregate face amount of all Letters of Credit outstanding at any one time shall be treated as a Revolving Credit Loan for purposes of determining the borrowing availability under Section 2.1.

     2.3 Notice and Manner of Borrowing. The Borrower shall give the Bank verbal notice of any Revolving Credit Loan under this Agreement on the same Business Day of each Prime Loan, and at least two (2) Business Days before each LIBOR Loan, specifying: (i) the date of such Revolving Credit Loan; (ii) the amount of such Revolving Credit Loan; (iii) the type of Revolving Credit Loan; and (iv) in the case of a LIBOR Loan, the duration of the Interest Period applicable thereto. Not later than 3:00 p.m. (Eastern Standard Time) on the date of the Revolving Credit Loan and upon fulfillment of the applicable conditions set forth in Article 8, the Bank will make the Revolving Credit Loan available to the Borrower in immediately available funds by crediting the amount thereof to the Borrower's account with the Bank.

     All notices given under this Section 2.3 shall be irrevocable and shall be given not later than 11:00 A.M. (Eastern Standard Time) on the day which is not less than the number of Business Days specified above for such notice.

     2.4 Conversions and Renewals. The Borrower may elect from time to time to convert all or a part of a Prime or LIBOR Loan into another type of Revolving Credit Loan or to renew all or part of a LIBOR Loan by giving the Bank notice at least one (1) Business Day before the conversion into a Prime Loan, and at least two (2) Business

Days before the conversion into, or renewal of, a LIBOR Loan, specifying (i) the renewal or conversion date; (ii) the amount of the Revolving Credit Loan to be converted or renewed; and (iii) in the case of renewals of or a conversion to a LIBOR Loan, the duration of the Interest Period applicable thereto; provided that LIBOR Loans may be converted only on the last day of an Interest Period.

     All notices given under this Section 2.4 shall be irrevocable and shall be given not later than 11:00 A.M. (Eastern Standard Time) on the day which is not less than the number of Business Days specified above for such notice. If the Borrower shall fail to give the Bank the notice as specified above for the renewal or conversion of a LIBOR Loan prior to the end of the Interest Period with respect thereto, such LIBOR Loan shall automatically be converted into a Prime Loan on the last day of the Interest Period for such Loan.

     2.5 Interest. The Borrower shall pay interest to the Bank on the outstanding and unpaid principal amount of the Revolving Credit Loans made under this Agreement as follows: (i) for Prime Loans, at a rate per annum equal to the Prime Rate; and (ii) for LIBOR Loans, at a rate per annum equal to the LIBOR Interest Rate plus two and one-half percent (2.50%).

     Any change in the interest rate resulting from a change in the Prime Rate shall be effective as of the opening of business on the day on which such change in the Prime Rate becomes effective. Interest on each Revolving Credit Loan shall be calculated on the basis of a year of three hundred sixty (360) days for the actual number of days elapsed. Interest shall be paid on the first Business Day of each month in the case of Prime Loans and on the last day of the Interest Period in the case of LIBOR Loans.

     Upon acceleration of the Notes pursuant to Article 13, the rate of interest on all Revolving Credit Loans shall be increased to a rate at all times equal to three percent (3%) above the rate of interest which would otherwise be in effect, such increased rate to remain in effect through and including payment in full of all of the Revolving Credit Loans and cancellation of further commitments to lend under this Agreement.

     2.6 Revolving Credit Note. All Revolving Credit Loans made by the Bank under this Agreement shall be evidenced by, and repaid with interest in accordance with, a single promissory note of the Borrower in substantially the form of Exhibit A, duly completed, in the principal amount of Ten Million and 00/100 Dollars ($10,000,000.00) dated the date of this Agreement, payable to the Bank, and maturing as to principal on the Termination Date (the "Revolving Credit Note"). The Bank is hereby authorized by the Borrower to endorse on the schedule attached to the Revolving Credit Note the amount and type of each Revolving Credit Loan and each renewal, conversion, and payment of principal received by the Bank on account of the Revolving Credit Loans, which endorsement shall, in the absence of manifest error, be conclusive as to the outstanding balance of the Revolving Credit Loans made by the Bank; provided, however, that the failure to make such notation with respect to any Revolving Credit Loan or renewal, conversion, or payment shall not limit or otherwise affect the obligations of the Borrower under this Agreement or the Revolving Credit Note held by the Bank.

     2.7 Prepayments. The Borrower may, upon at least one (1) Business Days' notice to the Bank in the case of Prime Loans, and at least three (3) Business Days' notice to the Bank in the case of LIBOR Loans, prepay Revolving Credit Loans in whole or in part with accrued interest to the date of such prepayment on the amount prepaid, provided that LIBOR Loans may be prepaid only on the last day of the Interest Period for such Loans.

     2.8 Method of Payment. The Borrower shall make each payment under this Agreement and under the Revolving Credit Note not later than 3:00 p.m. (Eastern Standard Time) on the date when due in immediately available funds. All payments of accrued interest shall be due on the first day of each month and at the Termination Date. The Borrower hereby authorizes the Bank, if an to the extent payment is not made when due, to charge from time to time against any account of the Borrower with the Bank any amount due.

     Whenever any payment to be made under this Agreement or under the Note shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of the payment of interest.

     Payments of principal and/or interest not received within five (5) days of the date such payment is due shall be subject to a late charge equal to three percent (3%) of such payment.

     2.9 Use of Proceeds. The proceeds of any Revolving Credit Loans shall be used for working capital and general corporate purposes, including the issuance of Letters of Credit pursuant to Article 3. The Borrower will not, directly or indirectly, use any part of such proceeds for the purpose of purchasing or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or to extend credit to any Person for the purpose of purchasing or carrying any such margin stock, or for any purpose which violates, or is inconsistent with, Regulation X of such Board of Governors.

     2.10 Illegality. Notwithstanding any other provision in this Agreement, if the Bank determines that any applicable law, rule, or regulation, or any change therein, or any change in the interpretation or administration thereof, by any governmental authority, central bank, or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank with any request or directive of any such authority, central bank, or comparable agency shall make it unlawful or impossible for the Bank to maintain or fund its LIBOR Loans, then upon written notice to the Borrower by the Bank, the outstanding principal amount of all LIBOR Loans, together with interest accrued thereon, and any other amounts payable to the Bank under this Agreement shall be repaid (a) immediately upon demand of the Bank if such change or compliance with such request, in the reasonable judgment of the Bank, requires immediate repayment; or (b) at the expiration of the last Interest Period to expire before the effective date of any such change or request. Provided there is no Event of Default hereunder, any LIBOR Loan required to be repaid under this section may be repaid by the Borrower by automatic conversion to a Prime Loan at the time of such repayment.

     2.11 Disaster. Notwithstanding anything to the contrary herein, if the Bank determines (which determination shall be conclusive) that: (i) quotations of interest rates for the relevant deposits referred to in the definition of LIBOR Interest Rate are not being provided in the relevant amounts or for the relevant maturities for purposes of determining the rate of interest on a LIBOR Loan as provided in this Agreement; or (ii) the relevant rates of interest referred to in the definition of LIBOR Interest Rate upon the basis of which the rate of interest for any LIBOR Loan is to be determined do not accurately cover the cost to the Bank of making or maintaining LIBOR Loans; then the Bank shall forthwith give written notice thereof to the Borrower, whereupon (a) the obligation of the Bank to make LIBOR Loans shall be suspended until the Bank notifies the Borrower that the circumstances giving rise to such suspension no longer exist, and (b) the Borrower shall repay in full the then outstanding principal amount of each LIBOR Loan, together with accrued interest thereon, on the last day of the Interest Period applicable to such Loan. Provided there is no Event of Default hereunder, any LIBOR Loan required to be repaid under this section may be repaid by the Borrower by automatic conversion to a Prime Loan at the time of such repayment.

     2.12 Increased Cost. From time to time upon notice to the Borrower from the Bank, the Borrower shall pay to the Bank such amounts as the Bank may determine to be necessary to compensate the Bank for any costs incurred by the Bank which the Bank reasonably determines are attributable to its making or maintaining LIBOR Loans hereunder or its obligation to make any LIBOR Loans hereunder, or any reduction in any amount receivable by the Bank under this Agreement or the
Note in respect of any LIBOR Loans or such obligation (such increases in costs and reductions in amounts receivable being herein called "Additional Costs"), resulting from any change after the date of this Agreement in U.S. federal, state or municipal laws or regulations (including Regulation D), or the adoption or making after such date of any interpretations, directives, or requirements applying to a class of banks including the Bank under U.S. federal, state or municipal laws or regulations by any court or governmental or monetary authority charged with the interpretation or administration thereof (a "Regulatory Change"), which (i) changes the basis of taxation of any amounts payable to the Bank under this Agreement or the Note in respect of any of LIBOR Loans (other than taxes imposed on the overall net income of the Bank for any LIBOR Loans by the jurisdiction where the Principal Office is located); or (ii) imposes or modifies any reserve, special deposit, compulsory loan, or similar requirements relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, the Bank (including any of LIBOR Loans or any deposits referred to in the definition of LIBOR Interest Rate); or (iii) imposes any other condition affecting this Agreement or the Note (or any of such extensions of credit or liabilities). The Bank will notify the Borrower of any event occurring after the date of this Agreement which will entitle the Bank to compensation pursuant to this Section 2.12 as promptly as practicable after it obtains knowledge thereof and determines to request such compensation, and upon the receipt of such notice the Borrower shall have the right to convert any LIBOR Loans to Prime Loans without paying such increased cost subject, however, to the provisions of Section 2.14.

     Determination by any Bank for purposes of this Section 2.12 of the effect of any

Regulatory Change on its costs of making or maintaining LIBOR Loans or on amounts receivable by it in respect of LIBOR Loans, and of the additional amounts required to compensate any the Bank in respect of any Additional Costs, shall be conclusive, provided that such determinations are made on a reasonable basis.

     2.13 Risk-Based Capital. In the event that any Bank determines that (i) compliance with any judicial, administrative, or other governmental interpretation of any law or regulation, or (ii) compliance by the Bank or any corporation controlling the Bank with any guideline or request from any central bank or other governmental authority has the effect of requiring an increase in the amount of capital required or expected to be maintained by the Bank or any corporation controlling the Bank, and the Bank determines that such increase is based upon its obligations hereunder, and other similar obligations, the Borrower shall pay to the Bank, such additional amount as shall be certified by the Bank to be the amount allocable to the Bank's obligations to the Borrower hereunder. The Bank will notify the Borrower of any event occurring after the date of this Agreement that will entitle the Bank to compensation pursuant to this Section 2.13 as promptly as practicable after it obtains knowledge thereof and determines to request such compensation, and upon the receipt of such notice the Borrower shall have the right to convert any LIBOR Loans to Prime Loans subject, however, to the provisions of Section 2.14.

     Determinations by the Bank for purposes of this Section 2.13 of the effect of any increase in the amount of capital required to be maintained by the Bank and of the amount allocable to the Bank's obligations to the Borrower hereunder shall be conclusive, provided that such determinations are made on a reasonable basis.

     2.14 Funding Loss Indemnification. Upon notice to the Borrower from the Bank the Borrower shall pay to the Bank, such amount or amounts as shall be sufficient (in the reasonable opinion of the Bank) to compensate it for any loss, cost, or expense incurred as a result of:

     (a) Any payment of a LIBOR Loan on a date other than the last day of the Interest Period for such LIBOR Loan including, but not limited to, acceleration of the Loans by the Bank pursuant to Section 9.1; provided, however, that Borrower shall not be required to compensate the Bank for any loss, cost or expense incurred as a result of a mandatory prepayment pursuant to Section 2.7(2); or

     (b) Any failure by the Borrower to borrow or convert, as the case may be, a LIBOR Loan on the date for borrowing or conversion, specified in the relevant notice under Section 2.3 or 2.4, as the case may be.

ARTICLE 3 - LETTERS OF CREDIT

     3.1 Letters of Credit. Subject to the terms and conditions of this Agreement, the Bank hereby agrees, upon request by Borrower, to issue to such beneficiaries as designated by Borrower irrevocable standby Letters of Credit of Bank in an original face amount not exceeding the Maximum Principal Amount. Any such Letters of Credit are intended and shall be deemed to have been issued under and in accordance with, and subject to all of the terms and conditions applicable to loans made under, the Revolving Line, and for purposes of determining availability to Borrower under the Revolving Line from time to time, the face amount of any Letters of Credit then issued and outstanding shall be treated as a borrowing under the Revolving Line.

     3.2 Borrower Responsible for Fees. In connection with the issuance of Letters of Credit, Borrower shall be responsible for, and hereby covenants and agrees to pay upon demand by Bank, a letter of credit issuance fee of one-half of one percent (2 of 1%) of the face amount of any documentary or "trade" Letter of Credit and one percent (1%) per annum of the face amount of any standby Letter of Credit (pro rated to the nearest whole month for any period of less than twelve (12) months such Letter of Credit is outstanding).

     3.3 Repayment of Amounts Drawn Under Letters of Credit. The amount of any drafts honored or paid by Bank and which are drawn under any Letter of Credit ("Draft Amount") shall be treated as loans under, and shall accrue interest in accordance with the terms of, the Revolving Line from the date of payment of such draft by Bank.

     3.4 Lender's Responsibilities for Letters of Credit. Except to the extent of its own gross negligence or willful misconduct, Bank shall not be responsible for the validity, sufficiency, correctness or genuineness of documents presented in connection with any Letter of Credit, even if such documents should in fact prove to be in any or all respects incorrect, defective, invalid, insufficient, fraudulent or forged; for any breach of contract or disputes between the party or parties in whose favor any such Letter of Credit is drawn and Borrower; for failure for any draft to bear reference or adequate reference to a Letter of Credit; for errors, omissions, interruptions or delays in transmission or delivery of any messages by mail or otherwise; or for any consequences arising from causes beyond Bank's control; and none of the above shall affect, impair or prevent the fixing of any of Bank's rights or powers hereunder. Any provision with respect to any of the foregoing matters which is contained in a Letter of Credit itself may be waived by Bank. Borrower will indemnify and hold Bank harmless from all liabilities, losses and damages in respect of any of the foregoing matters, and from any and all liabilities, losses and damages whatsoever suffered by Bank by reason of any and all action taken by Bank in good faith and without gross negligence.

     3.5 Rights Under Letter of Credit. All rights under any Letter of Credit and this Agreement as it relates to Letters of Credit shall be determined by the Uniform Customs and Practice for Commercial Documentary Credits of the International Chamber of Commerce in effect from time to time. Any sums refunded or rebated by a beneficiary to Bank shall be applied by Bank as a credit to Borrower's obligations under the Revolving Note.

ARTICLE 4 - [INTENTIONALLY OMITTED]

ARTICLE 5 - EXPENSES/DEFAULT RATE INCREASES

     With respect to the Revolving Line and any Letters of Credit issued hereunder:

     5.1 Administrative Expenses. Borrower shall pay any fees, expenses and disbursements, including reasonable legal fees, of Bank related to this Agreement, the Obligations, the perfection of any collateral security required hereunder, and the transactions contemplated by this Agreement, except as expressly provided otherwise herein. Such payments shall be due from time to time upon Bank giving Borrower notice of the amount of such expenses.

     5.2 Collection Costs. At the request of Bank, Borrower shall promptly pay any expenses, reasonable attorney's fees, costs, or disbursements in connection with administration of the Obligations, or collection of any of the Obligations or enforcement of any of Bank's rights hereunder or under any note, security agreement, mortgage, reimbursement agreement, guarantee, or other agreement related hereto. This obligation shall survive the payment of any notes executed hereunder. Bank may apply any payments of any nature received by it first to the payment of Obligations under this Section 5.2, notwithstanding any conflicting provision contained in this Agreement or any other agreement with Borrower.

     5.3 Default Interest Rate. Upon the occurrence of an Event of Default, the rate of interest on each of the Obligations shall be increased to a rate at all times equal to two percent (2%) above the rate of interest which would be in effect absent such failure of compliance, such increased rate to remain in effect through and including payment in full of all of the Obligations and cancellation of further commitments to lend under this Agreement, or written waiver of such Event of Default by Bank.

     5.4 Late Payment Fees. Payments of principal and/or interest not received within ten (10) days of the date such payment is due shall be subject to a late charge of five percent (5%) of such payment.

ARTICLE 6 - [INTENTIONALLY OMITTED]

ARTICLE 7 - REPRESENTATIONS OF BORROWER

     Borrower represents and warrants to Bank, and shall be deemed to continuously represent and warrant to Bank for so long as it has any Obligations hereunder, as follows:

     7.1 Organization and Power. Borrower is duly organized, validly existing and in good standing under the laws of the State of New York, and is duly qualified to transact business and in good standing in all states in which it is required to qualify or in which failure to qualify could have a material adverse impact on its business.

Borrower has full power and authority to own its properties, to carry on its business as now being conducted, to execute, deliver and perform this Agreement and all related documents and instruments, and to consummate the transactions contemplated hereby. Borrower has no subsidiaries or Affiliates except those listed on Schedule 7.1.

     7.2 Proceedings of Borrower. All necessary action on the part of Borrower, including shareholder approval to the extent required, relating to authorization of and the execution and delivery of this Agreement and all related documents and instruments, and the performance of the Obligations of Borrower hereunder and thereunder has been taken. This Agreement and all related documents and instruments constitute legal, valid and binding obligations of Borrower, enforceable in accordance with their respective terms. Borrower has no defenses, offsets, claims, or counterclaims with respect to its obligations arising under this Agreement and all related documents and instruments. The execution and delivery by Borrower of this Agreement and all related documents and agreements, and the performance by Borrower of its obligations under this Agreement and all related documents and agreements will not violate any provision of law or Borrower's Certificate of Incorporation or By-laws or organizational or other documents or agreements. The execution, delivery and performance of this Agreement and all related documents and agreements, and the consummation of the transactions contemplated hereby will not violate, be in conflict with, result in a breach of, or constitute a default under any agreement to which Borrower is a party or by which any of its properties are bound, or any order, writ, injunction, or decree of any court or governmental instrumentality, and will not result in the creation or imposition of any lien, charge or encumbrance upon any of its properties.

     7.3 Capitalization. All of the outstanding shares and other equity interests of Borrower are duly authorized, validly issued, and fully paid. There is no existing contract, debenture, security, right, option, warrant, call or similar commitment of any character calling for or relating to the issuance or purchase of shares or other equity interests of Borrower except for stock option plans disclosed in Borrower's financial statements for its fiscal year ended June 30, 1997.

     7.4 Litigation. There is no action, suit or proceeding at law or in equity or by or before any governmental instrumentality or other agency pending or, to the knowledge of Borrower, threatened against or affecting Borrower that brings into question the legality, validity or enforceability of this Agreement or the transactions contemplated hereby or that, if adversely determined, would have a material adverse effect on the financial condition or the business of Borrower.

     7.5 Financial Statements. All financial statements furnished by Borrower to Bank are complete and correct, have been prepared in accordance with GAAP principles consistently applied throughout the periods indicated, and fairly present the financial condition of Borrower, as of the respective dates thereof and the results of its operation for the respective periods covered thereby.

     7.6 Adverse Changes. Since the most recent financial statements described in Section 7.5 hereof, there has been no material adverse change in the condition, financial or otherwise, of Borrower.

     7.7 Taxes. Borrower has filed or caused to filed when due all federal tax returns and all state and local tax returns that are required to be filed, and has paid or caused to be paid all taxes as shown on said returns or any assessment received. Borrower's tax returns are not being audited on the date of this Agreement and Borrower has not been notified of any intention by any taxing authority to conduct such an audit.

     7.8 Properties. Except as set forth on Schedule 10.1 to this Agreement, Borrower has good and marketable title to all of its properties and assets, including without limitation, the properties and assets reflected in the most recent financial statements referred to in Section 7.5 hereof. Borrower has undisturbed peaceful possession under all leases under which it is operating, none of which contain unusual or burdensome provisions that may materially affect the operations of Borrower, and all such leases are in full force and effect.

     7.9 Indebtedness. Except as disclosed in Borrower's financial statements for its fiscal year ended June 30, 1997, Borrower: (i) has no outstanding indebtedness or contingent liabilities (including without limitation "off-balance sheet" liabilities), other than trade payables not yet due, and incurred in the ordinary course of business, and (ii) is not the account party with respect to Letters of Credit.

     7.10 Franchises, Permits. Borrower has all franchises, permits, licenses and other authority as are necessary to enable Borrower to conduct its business as now being conducted, and is not in default under any such franchise, permit, license or authority.

     7.11 ERISA. No action, event, or transaction has occurred that could give rise to a lien or encumbrance on the assets of Borrower as a result of the application of relevant provisions of ERISA, and Borrower is in material compliance with all requirements of ERISA.

     7.12 Margin Securities. No proceeds of the Obligations have been or will be used for the purpose of purchasing or carrying Margin Securities as defined in Regulation U of the Federal Reserve Board

     7.13 Compliance With Law. Borrower is not in violation of any laws, ordinances, governmental rules, requirements, or regulations to which it is subject which violation might materially adversely affect the condition (financial or otherwise) of Borrower. Borrower has obtained and is in compliance with all licenses, permits, franchises, and governmental authorizations necessary for the ownership of its properties and the conduct of its business, for which failure to comply could materially adversely affect the condition (financial or otherwise) of Borrower.

     7.14 Patents, Trademarks, and Authorizations. Borrower owns or possesses all patents, trademarks, service marks, trade names, copyrights, licenses, authorizations, and all rights with respect to the foregoing, necessary to the conduct of its business as now conducted without any material conflict with the rights of others.

     7.15 Contracts and Agreements. Borrower is not a party to any contract or agreement that materially adversely affects its business, property, assets, or condition, financial or otherwise, and Borrower is in compliance in all material respects with all contracts and agreements to which it is a party.

ARTICLE 8 - CONDITIONS OF LENDING

     The following conditions must be satisfied before Bank shall have any obligation to make any advance or issue any Letter of Credit under this
Agreement:

     8.1 Representations and Warranties. The representations and warranties of Borrower contained herein shall be true and correct as of the date of making of each such advance, with the same effect as if made on and as of such date.

     8.2 No Defaults. There shall exist no condition or event that constitutes (or that, with the giving of notice or the passage of time or both, would constitute) an Event of Default under Article 13 hereof, and Borrower shall have delivered a certificate to the Bank to such effect, signed by the Chief Executive Officer, Chief Operating Officer or Chief Financial Officer.

     8.3 Opinion of Counsel. Upon the request of Bank, Borrower shall have delivered an opinion of its counsel, dated the date of the first advance hereunder, in form and substance reasonably satisfactory to Bank.

     8.4 Documents to be Delivered. All notes evidencing the Obligations shall have been delivered to Bank at the time of the making of the respective loans.

     8.5 Certified Resolutions. Borrower shall have delivered a certificate of its corporate secretary certifying, as of the date of the first advance, resolutions duly adopted by the Board of Directors of Borrower authorizing the execution, delivery and performance of this Agreement and all related documents and agreements, and the consummation of the transactions contemplated hereby, which resolutions shall remain in full force and effect so long as any of the Obligations are outstanding or any commitment to lend exists under this Agreement.

     8.6 Fees and Taxes. Borrower shall have paid any filing fees, taxes, and assessments related to the borrowings and the perfection of any interests in collateral security required hereunder.

     8.7 Insurance. Borrower shall have delivered evidence satisfactory to Bank of the existence of insurance required hereby.

     8.8 Organizational Documents. Borrower shall have delivered to Bank copies of its then-effective Certificate of Incorporation, By-laws, d/b/a certificates, and other organizational documents and instruments, or in the case of advances after the date of this Agreement, a written certificate that such documents and instruments have not been changed or amended since the last advance to Borrower pursuant to the terms of this Agreement.

     8.9 Other Documents and Agreements. On or before the date of this Agreement, Borrower shall have delivered such other documents, instruments, and agreements as Bank and its legal counsel may require in connection with the transactions contemplated hereby.

     8.10 Financial Statements. On or before the date of this Agreement, Borrower shall have delivered to Bank copies of Borrower's most recent audited year end and unaudited quarterly financial statements.

     8.11 Certificates of Good Standing. Borrower shall have delivered to Bank certificates of good standing from appropriate state officials to the effect that Borrower is in good standing in the state of its formation as well as in all other states in which qualification is necessary for Borrower to carry on its business in such states.

     8.12 Term Loan. Borrower shall have paid in full the Term Loan (as that term is defined in the Prior Credit Facility Agreement).

ARTICLE 9 - AFFIRMATIVE COVENANTS OF BORROWER

     So long as any Obligations to Bank shall be outstanding or this Agreement remains in effect, unless Bank otherwise consents in writing, Borrower shall:

     9.1 Financial Statements. Furnish to Bank as soon as available, but in no event later than ninety (90) days after the end of each of Borrower's fiscal years in which this Agreement remains in effect, copies of annual financial statements of Borrower in reasonable detail satisfactory to Bank prepared in accordance with GAAP audited by and with an unqualified opinion from an independent certified public accountant satisfactory to Bank. Said financial statements shall include at least a balance sheet and a statement of profit and loss, and shall be accompanied by a schedule showing computation of financial covenants and a copy of any management letter prepared by such accountants. Such financial statements shall be accompanied by a certificate of the Chief Executive Officer, Chief Operating Officer or Chief Financial Officer of Borrower to the effect that no Event of Default has occurred and no condition exists which with the passage of time or the giving of notice would constitute an Event of Default.

     Borrower also shall furnish to Bank unaudited financial statements not more than forty-five (45) days after the close of each fiscal quarter. Said statements shall be in reasonable detail satisfactory to Bank, shall be prepared in accordance with GAAP, shall include at least a balance sheet and a statement of profit and loss. Such financial statements shall be certified as true and correct to the best knowledge of the Chief Financial Officer of Borrower.

     Within forty-five (45) days after the close of each of Borrower's fiscal quarters, Borrower shall furnish to Bank a schedule showing computation of financial covenants, accompanied by a certificate of the Chief Executive Officer, Chief Operating Officer, or Chief Financial Officer of Borrower to the effect that no Event of Default has occurred and no condition exists which with the passage of time or the giving of notice would constitute an Event of Default.

     Borrower shall provide to Bank interim financial statements, if any, prepared by Borrower's independent accountants.

     9.2 Other Reports and Inspections. Furnish to Bank such additional information, reports, or financial statements as Bank may, from time to time, reasonably request.

     Borrower shall permit any person designated by Bank to inspect the property, assets, and books of Borrower at reasonable times and, prior to an Event of Default, upon reasonable notice. Borrower shall discuss its affairs, finances, and accounts at reasonable times with Bank at reasonable times and as often as may be reasonably requested.

     9.3 Taxes. Pay and discharge all taxes, assessments, levies, and governmental charges upon Borrower, its income and property, prior to the date on which penalties are attached thereto; provided, however, that Borrower may in good faith contest any such taxes, assessments, levies, or charges so long as such contest is diligently pursued and no lien or execution exists or is levied against any of Borrower's assets related to the contested items.

     9.4 Insurance. Maintain appropriate insurance in amounts satisfactory to Bank, with responsible insurance companies on all of its real and personal properties against such risks as are prudent, including but not limited to, full-risk extended coverage hazard insurance to the full insurable value of real property (coinsurance not being permitted without the prior written consent of Bank), all-risk coverage for personal property, business interruption or loss of rents coverage, worker's compensation insurance, and comprehensive general liability and products liability insurance. Borrower also shall maintain flood insurance covering any of its real properties located in flood zones. Borrower shall provide to Bank, no less often than annually and upon its request, a detailed list and evidence satisfactory to Bank of its insurance carriers and coverage and shall obtain such additional insurance as Bank may reasonably request. Hazard insurance policies for personal property shall name Bank as an additional insured, as its interests may appear, and liability insurance policies shall name Bank as additional insured, and all policies shall provide for at least thirty (30) days prior notice of cancellation to Bank.

     9.5 Existence. Cause to be done all things necessary to preserve and to keep in full force and effect its existence, rights, and franchises and to comply in all material respects with all valid laws and regulations now in effect or hereafter promulgated by any properly constituted governmental authority having jurisdiction.

     9.6 Maintenance of Properties. At all times maintain, preserve, protect, and keep its property used or useful in conducting its business, in good repair, working order, and condition and, from time to time, make all needful and proper repairs, renewals, replacements, betterments, and improvements thereto, so that the business carried on may be properly and advantageously conducted at all times.

     9.7 Material Changes, Judgments. Notify Bank immediately of any material adverse change in the financial condition of Borrower and of the filing of any suits, judgments, or liens which, if adversely determined, could have a material adverse effect on the business or financial condition of Borrower. Borrower also shall notify Bank immediately of any change in the name, identity, or organizational structure of Borrower.

     9.8 ERISA Compliance. Comply in all material respects with the provisions of ERISA and regulations and interpretations related thereto.

     9.9 Franchises/Permits/Laws. Preserve and keep in full force and effect all franchises, permits, licenses, and other authority as are necessary to enable it to conduct its business as being conducted on the date of this Agreement and comply in all material respects with all laws, regulations, and requirements now in effect or hereafter promulgated by any properly constituted governmental authority having jurisdiction over it.

     9.10 Payments. Make all payments as and when required by this Agreement and the notes and other agreements related hereto or to the Obligations.

     9.11 Deposits/Bank Services. Borrower shall maintain all of its main depository and transactional accounts at Bank.

     9.12 Amendments. Borrower shall continue to operate and do business as being conducted on the date of this Agreement and Borrower shall give Bank written notice of an amendment or modification to its Certificate of Incorporation or other governing documents or agreements.

     9.13 Shareholder and Officer Loans. Borrower shall provide to Bank subordination agreements in form satisfactory to Bank covering any shareholder, employee, officer, or Affiliate loans to Borrower or other obligations of Borrower to its respective shareholders, employees, officers, or Affiliates in existence from time to time.

     9.14 Financing of Capital Expenditures. Borrower shall finance capital expenditures beyond $4,000,000 in any fiscal year with the Bank.

ARTICLE 10 - NEGATIVE COVENANTS OF BORROWER

     So long as any Obligations shall be outstanding, or this Agreement shall remain in effect, unless Bank otherwise consents in writing, Borrower shall not, directly or indirectly:

     10.1 Liens. Create, incur, assume, or suffer to exist, or permit any Subsidiary to create, incur, assume, or suffer to exist, any Lien, upon or with respect to any of its assets or properties, now owned or hereafter acquired, except:

          0.0.1 Liens in favor of the Bank;

          b. Liens for taxes or assessments or other government charges or levies if not yet due and payable or, if due and payable, if they are being contested in good faith by appropriate proceedings and for which appropriate reserves are maintained;

          c. Liens imposed by law, such as mechanics', material men's, landlords', warehouse men's, and carriers' Liens, and other similar Liens, securing obligations incurred in the ordinary course of business which are not past due for more than thirty (30) days or which are being contested in good faith by appropriate proceedings and for which reserves satisfactory to the Borrower's independent accountants have been established;

          d. Liens under workers' compensation, unemployment insurance, Social Security, or similar legislation;

          e. Judgment and other similar Liens arising in connection with court proceedings, provided the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings;

          f. Easements, rights-of-way, restrictions, and other similar encumbrances which, in the aggregate. do not materially interfere with the occupation, use and enjoyment by the Borrower or any Subsidiary of the property or assets encumbered thereby in the normal course of its business or materially impair the value of the property subject thereto;

          g. Purchase-money Liens on any property hereafter acquired or the assumption of any Lien on property existing at the time of such acquisition (and not created in contemplation of such acquisition), or a Lien incurred in connection with any conditional sale or other title retention agreement or a Capital Lease; provided that

               (i) Any property subject to any of the foregoing is acquired by the Borrower in the ordinary course of its business and the Lien on any such property attaches to such asset concurrently or within ninety
          (90) days after the acquisition thereof;

               (ii) The obligation secured by a Lien so created, assumed, or existing shall not exceed 100% of the lesser of the cost or the fair market value as of the time of acquisition of the property covered thereby to the Borrower acquiring the same;

               (iii) Each such Lien shall attach only to the property so acquired and fixed improvements thereto; and

               (iv) The amount of such purchase-money Liens shall not exceed $350,000 in the aggregate in any fiscal year.

          h. Liens set forth in Schedule 10.1 and existing on the date hereof.

     10.2 Contingent Liabilities. (i) assume, guarantee, endorse, contingently agree to purchase, or otherwise become liable in any manner upon any obligation, contingent or otherwise, whether funded or current except for endorsement of negotiable instruments for deposit, collection, or similar transactions in the ordinary course of business, (ii) guarantee the dividends, of any person, firm, corporation, or other entity, or (iii) become the general partner in any partnership.

     10.3 Loans and Investments. Make any loan or advance to, or any investment in, any person, firm, joint venture, corporation or other entity whatsoever, except short-term investments in certificates of deposit of financial institutions and similar investments made in the ordinary course of business.

     10.4 Mergers, Sales and Acquisitions/Change in Ownership Interests. Enter into any merger or consolidation, or acquire all or substantially all the stock or other ownership interests or assets of any person, firm, joint venture, corporation, or other entity, or sell, lease, transfer, or otherwise dispose of any material portion of its assets except in the ordinary course of business.

     10.5 Amendments. Allow the amendment or modification of its Certificate of Incorporation, By-laws, or other governing documents and agreements in any respect which would be materially adverse to the interests of Bank without the prior written consent of Bank.

     10.6 Material Changes. Permit any material change to be made in the character of the business of Borrower, or in its principal management unless an alternative management plan has been approved by Bank, or in the nature of its operations as carried on at the date hereof.

     10.7 Compensation. Compensate any person or entity, including without limitation salaries, bonuses, consulting fees, or otherwise, in excess of amounts reasonably related to services rendered to Borrower.

     10.8 Judgments. Allow to exist any judgments against Borrower in excess of $250,000, which are not fully covered by insurance or for which an appeal or other proceeding for the review thereof shall not have been taken and for which a stay of execution pending such appeal shall not have been obtained.

     10.9 Margin Securities. Allow any proceeds of the Obligations to be used for the purpose of carrying any Margin Securities as defined in Regulation U of the Board of Governors of the Federal Reserve.

     10.10 Consolidations, Mergers, Acquisitions and Sales of Assets. Consolidate or merge with or into, or sell, lease or otherwise dispose of any of its assets to, any Person, or acquire all or any substantial portion of the properties, assets or shares of stock of any other organization or permit any Subsidiary to do any of the above (any of the above being an "Acquisition"), unless the Borrower is the surviving entity, the transaction is on a friendly basis and immediately thereafter the Borrower is in compliance with all terms and provisions of this Agreement and except that:

          (a) any Subsidiary may consolidate or merge with the Borrower or any wholly-owned subsidiary of the Borrower;

          (b) The Borrower or any Subsidiary may sell, lease or otherwise dispose of any of its inventory in the ordinary course of business and any of its assets which are obsolete, excess or unserviceable;

          (c) The Borrower or any Subsidiary may sell, pledge or discount customer notes;

          (d) The Borrower or any Subsidiary may sell, lease or otherwise dispose of any of its assets (other than as permitted by clauses (a) to (c) inclusive), provided that the aggregate net book value of all assets of the Borrower and its Subsidiaries sold, leased or otherwise disposed of during any fiscal year of the Borrower pursuant to this clause (d) shall not exceed 5% of the Consolidated Tangible Net Worth of the Borrower and its Subsidiaries at the end of the preceding fiscal year.

     All sales, leases or dispositions of assets pursuant to clause (b), (c) or
(d) shall be at fair market value.

     Notwithstanding the foregoing, the total amount of Aggregate Consideration paid by the Borrower for Acquisitions (net of amounts paid for with the Borrower's stock) permitted under this section from and after January 1, 1998 shall not in any fiscal year be greater than $5,000,000. if the acquired company is located in the United States and $3,500,000. if the acquired company is located outside the United States, without the prior written consent of the Bank.

ARTICLE 11 - FINANCIAL COVENANTS

     So long as any Obligations to Bank shall be outstanding or this Agreement remains in effect, unless Bank otherwise consents in writing, Borrower shall:

     11.1 Minimum Tangible Net Worth. Maintain a minimum Tangible Net Worth of the following amounts during the following periods, measured quarterly as shown on the monthly financial statements provided to Bank showing results as of the end of each of Borrower's fiscal quarters:

         From closing through 6/29/98              $37,750,000
         From 6/30/98 through 6/29/99              $39,500,000
         From 6/30/99 through 6/29/00              $41,500,000
         From 6/30/00 and thereafter               $44,000,000

     11.2 Cash Flow To Current Maturities. Maintain minimum Cash Flow to current maturities of long term debt, determined according to GAAP, of 1.75 to 1.0., measured as of the end of the second and fourth quarters of each fiscal year.

     11.3 Leverage Ratio. Borrower will maintain at all times a ratio of total liabilities to tangible net worth of not greater than .6 to 1.0.

ARTICLE 12 - ENVIRONMENTAL MATTERS; INDEMNIFICATION

     12.1 Environmental Representations. Borrower represents and warrants that, to the best of Borrowers's knowledge:

          (a) Neither the Improvements nor any property adjacent to the Improvements is being or has been used for the storage, treatment, generation, transportation, processing, handling, production or disposal of any Hazardous Substance, or as a landfill or other waste disposal site or for the storage of petroleum or petroleum based products, except in compliance with all Environmental Laws.

          (b) Underground storage tanks are not and have not been located on the Improvements except in compliance with all Environmental Laws.

          (c) The soil, subsoil, bedrock, surface water and groundwater of the Improvements are free of any Hazardous Substances.

          (d) There has been no Release, nor is there the threat of a Release of any Hazardous Substance on, at or from the Improvements or any property adjacent to or within the immediate vicinity of the Improvements which through soil, subsoil, bedrock, surface water or groundwater migration could come to be located on the Improvements, and Borrower has not received any form of notice or inquiry from any federal, state or local governmental agency or authority, any operator, tenant, subtenant, licensee or occupant of the Improvements or any property adjacent to or within the immediate vicinity of the Improvements or any other person with regard to a Release or the threat of a Release of any Hazardous Substance on, at or from the Improvements or any property adjacent to the Improvements.

          (e) All Environmental Permits relating to Borrower and the Improvements have been obtained and are in full force and effect.

          (f) No event has occurred with respect to the Improvements which, with the passage of time or the giving of notice, or both, would constitute a violation of any applicable Environmental Law or non-compliance with any Environmental Permit.

          (g) There are no agreements, consent orders, decrees, judgments, license or permit conditions or other orders or directives of any federal, state or local court, governmental agency or authority relating to the past, present or future ownership, use, operation, sale, transfer or conveyance of the Improvements which require any change in the present condition of the Improvements or any work, repairs, construction, containment, clean up, investigations, studies, removal or other remedial action or capital expenditures with respect to the Improvements.

          (h) There are no actions, suits, claims or proceedings, pending or threatened, which could cause the occurrence of expenses or costs of any name or description or which seek money damages, injunctive relief, remedial action or any other remedy that arise out of, relate to or result from (i) a violation or alleged violation of any applicable Environmental Law or non-compliance or alleged non-compliance with any Environmental Permit, (ii) the presence of any Hazardous Substance or a Release or the threat of a Release of any Hazardous Substance on, at or from the Improvements or any property adjacent to or within the immediate vicinity of the Improvements or (iii) human exposure to any Hazardous Substance, noises, vibrations or nuisances of whatever kind to the extent the same arise from the condition of the Improvements or the ownership, use, operation, sale, transfer or conveyance thereof.

     12.2 Environmental Covenants. Borrower covenants and agrees with Bank that, so long as this Agreement remains in effect, Borrower shall:

          (a) Comply with, and shall cause all operators, tenants, subtenants, licensees and occupants of the Improvements to comply with all applicable Environmental Laws and shall obtain and comply with, and shall cause all operators, tenants, subtenants, licensees and occupants of the Improvements to obtain and comply with, all Environmental Permits.

          (b) Not cause or permit any change to be made in the present or intended use of the Improvements which would (i) violate any applicable Environmental Law, (ii) constitute non-compliance with any Environmental Permit or (iii) materially increase the risk of a Release of any Hazardous Substance.

          (c) Promptly provide Bank with a copy of all notifications which it gives or receives with respect to any past or present Release or the threat of a Release of any Hazardous Substance on, at or from the Improvements or any property adjacent to the Improvements.

          (d) Undertake and complete all investigations, studies, sampling and testing and all removal and other remedial actions required by law to contain, remove and clean up all Hazardous Substances that are determined to be present at the Improvements in accordance with all applicable Environmental Laws and all Environmental Permits.

          (e) At all times allow Bank and its officers, employees, agents, representatives, contractors and subcontractors reasonable access to the Improvements for the purposes of ascertaining site conditions, including, but not limited to, subsurface conditions.

          (f) Deliver promptly to Bank: (i) copies of any documents received from the United States Environmental Protection Agency, or any state, county or municipal environmental or health agency concerning Borrower's operations or the Improvements; and (ii) copies of any documents submitted by Borrower to the United States Environmental Protection Agency or any state, county or municipal environmental or health agency concerning its operations or the Improvements.

          (g) If at any time Bank obtains any reasonable evidence or information which suggests that a material potential environmental problem may exist at the

     Improvements, Bank may require that a full or supplemental environmental inspection and audit report with respect to the Improvements of a scope and level of detail satisfactory to Bank be prepared by an environmental engineer or other qualified person acceptable to Bank at Borrower's expense. Such audit may include a physical inspection of the Improvements, a visual inspection of any property adjacent to or within the immediate vicinity of the Improvements, personnel interviews and a review of all Environmental Permits. If Bank requires, such inspection shall also include a records search and/or subsurface testing for the presence of Hazardous Substances in the soil, subsoil, bedrock, surface water and/or groundwater. If such audit report indicates the presence of any Hazardous Substance or a Release or the threat of a Release of any Hazardous Substance on, at or from the Improvements, Borrower shall promptly undertake and diligently pursue to completion all necessary, appropriate and legally authorized investigative, containment, removal, clean up and other remedial actions, using methods recommended by the engineer or other person who prepared said audit report and acceptable to the appropriate federal, state and local agencies or authorities.

     12.3 Indemnity. Borrower agrees to indemnify, defend, and hold harmless Bank from and against any and all liabilities, claims, damages, penalties, expenditures, losses, or charges, including, but not limited to, all costs of investigation, monitoring, legal representation, remedial response, removal, restoration or permit acquisition of any kind whatsoever, which may now or in the future be undertaken, suffered, paid, awarded, assessed, or otherwise incurred by Bank (or any other person or entity affiliated with Bank or representing or acting for Bank or at Bank's behest, or with a claim on Bank or to whom Bank has liability or responsibility of any sort related to this Section 12.3) relating to, resulting from or arising out of (a) the use of the Improvements for the storage, treatment, generation, transportation, processing, handling, production or disposal of any Hazardous Substance or as a landfill or other waste disposal site, (b) the presence of any Hazardous Substance or a Release or the threat of a Release of any Hazardous Substance on, at or from the Improvements, (c) the failure to promptly undertake and diligently pursue to completion all necessary, appropriate and legally authorized investigative, containment, removal, clean up and other remedial actions with respect to a Release or the threat of a Release of any Hazardous Substance on, at or from the Improvements, (d) human exposure to any Hazardous Substance, noises, vibrations or nuisances of whatever kind to the extent the same arise from the condition of the Improvements or the ownership, use, operation, sale, transfer or conveyance thereof, (e) a violation of any applicable Environmental Law, (f) non-compliance with any Environmental Permit or (g) a material misrepresentation or inaccuracy in any representation or warranty or a material breach of or failure to perform any covenant made by Borrower in this Agreement. Such costs or other liabilities incurred by Bank or other entity described in this Section 12.3 shall be deemed to include, without limitation, any sums which Bank deems it necessary or desirable to expend to protect its security interests and liens.

     12.4 No Limitation. The liability of Borrower under this Article 12 shall in no way be limited, abridged, impaired or otherwise affected by (a) any amendment or modification of this Agreement or any other document relating to the Obligations by or for the benefit of Borrower or any subsequent owner of the Improvements except for an amendment or modification which expressly refers to this Article 12, (b) any extensions of time for payment or performance required by this Agreement or any other document relating to the Obligations, (c) the release of Borrower, any guarantor or any other person from the performance or observance of any of the agreements, covenants, terms or conditions contained in this Agreement or any other document relating to the Obligations by operation of law, Bank's voluntary act or otherwise, (d) the invalidity or unenforceability of any of the terms of provisions of this Agreement or any other document relating to the Obligations,
(e) any exculpatory provision contained in this Agreement or any other document relating to the Obligations limiting Bank's recourse to property encumbered by any mortgage or to any other security or limiting Bank's rights to a deficiency judgment against Borrower, (f) any applicable statute of limitations, (g) any investigation or inquiry conducted by or on the behalf of Bank or any information which Bank may have or obtain with respect to the environmental or ecological condition of the Improvements, (h) the sale, assignment or foreclosure of any interest in collateral for the Obligations, (i) the sale, transfer or conveyance of all or part of the Improvements, (j) the dissolution and liquidation of Borrower, (k) the death or legal incapacity of any individual, (l) the release or discharge, in whole or in part, of Borrower in any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or similar proceeding, or (m) any other circumstances which might otherwise constitute a legal or equitable release or discharge of Borrower, in whole or in part.

     12.5 Survival. Notwithstanding anything to the contrary contained herein, Borrower's liability and obligations under Section 12.4 shall survive the discharge, satisfaction or assignment of this Agreement by Bank and the payment in full of all of the Obligations.

     12.6 Investigations. If Borrower defaults on any of its Obligations pursuant to this Agreement or any other loan document, Bank or its designee shall have the right, upon reasonable notice to Borrower, to enter upon the Improvements and conduct such tests, investigation and sampling, including but not limited to installation of monitoring wells, as shall be reasonably necessary for Bank to determine whether any disposal of Hazardous Substances has occurred on, at or near the Improvements. The costs of all such tests, investigations and samplings shall be considered as additional indebtedness secured by all collateral for the Obligations and shall become immediately due and payable without notice and with interest thereon at highest rate then borne by any of the Obligations.

     12.7 No Warranty Regarding Information. Borrower agrees that Bank shall not be liable in any way for the completeness or accuracy of any Environmental Report or the information contained therein. Borrower further agrees that Bank has no duty to warn Borrower or any other person or entity about any actual or potential environmental contamination or other problem that may have become apparent or will become apparent to Bank.

ARTICLE 13 - DEFAULTS

     13.1 Defaults. The following events ("Events of Default") shall constitute defaults under this Agreement.

          (a) Nonpayment. Failure of Borrower to make any payment of any type required under the terms of this Agreement, any of the notes related hereto, or of any of the agreements contemplated hereunder, within ten (10) days after the same becomes due and payable.

          (b) Performance. Failure of Borrower to observe or perform any condition, covenant or term of this Agreement and all related agreements and documents; provided, however, that if such failure is susceptible to cure, an Event of Default shall not occur unless such failure is not cured within fifteen
(15) days after Bank gives Borrower notice of same.

          (c) Other Obligations. Failure of Borrower to observe or perform any other condition, covenant, or term of any other agreement with Bank after any applicable cure or grace period related thereto, or default by Borrower under any material agreement involving borrowed money or the like or any other material agreement with any third person or entity.

          (d) Representations. Failure of any representation or warranty made by Borrower in connection with the execution and performance of this Agreement, or any certificate of officers pursuant hereto, to be truthful, accurate or correct in all material respects.

          (e) Financial Difficulties. Financial difficulties of Borrower as evidenced by:

            (i) any admission in writing of inability to pay debts as they become due; or

            (ii) the filing of a voluntary or involuntary petition in bankruptcy, or under any chapters of Bankruptcy Code, or under any federal or state statute providing for the relief of debtors; or

            (iii) making an assignment for the benefit of creditors; or

            (iv) consenting to the appointment of a trustee or receiver for all or a major part of any of its property; or

            (v) the entry of a court order appointing a receiver or a trustee for all or a major part of its property; or

            (vi) the occurrence of any event, action, or transaction that could give rise to a lien or encumbrance on the assets of Borrower as a result of application of relevant provisions of ERISA.

          (f) Material Change. Material change in (i) Borrower's business or operations, or in any material factor affecting Borrower's business or operations, or (ii) regarding any other material obligation or agreement of Borrower, or (iii) in the financial condition of Borrower or in the collateral for the Obligations, or any other condition by reason of which Bank reasonably believes Borrower's ability to timely repay any Obligations to Bank is impaired.

     13.2 Remedies. If any one or more Events of Default occur, Bank may, at its option, take either or both of the following actions at the same or different times: (i) terminate any further commitments or obligations of Bank, and (ii) accelerate all Obligations of Borrower to Bank such that the same become forthwith due and payable without presentment, demand, protest, or other notice of any kind, all of which are hereby expressly waived.

     In case any such Events of Default shall occur, Bank shall be entitled to recover judgment against Borrower for all Obligations of Borrower to Bank either before, or after, or during the pendency of any proceedings for the enforcement, of any security interests, mortgages, pledges, or guarantees and, in the event of realization of any funds from any security or guarantee and application thereof to the payment of the Obligations due, Bank shall be entitled to enforce payment of and recover judgment for all amounts remaining due and unpaid on such Obligations. Bank shall be entitled to exercise any other legal or equitable right which it may have, and may proceed to protect and enforce its rights by any other appropriate proceedings, including action for the specific performance of any covenant or agreement contained in this Agreement and other agreements held by Bank.

ARTICLE 14 - MISCELLANEOUS

     14.1 Waiver. No delay or failure of Bank to exercise any right, remedy, power or privilege hereunder shall impair the same or be construed to be a waiver of the same or of any Event of Default or an acquiescence therein. No single or partial exercise of any right, remedy, power or privilege shall preclude other or further exercise thereof by Bank. All rights, remedies, powers, and privileges herein conferred upon Bank shall be deemed cumulative and not exclusive of any others available.

     14.2 Survival of Representations. All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the execution and delivery of other agreements hereunder.

     14.3 Additional Security/Setoff. Bank shall have a security interest in and right of set off with respect to all deposits or other sums credited by or due from Bank to Borrower and a security interest in all securities or other property of Borrower in Bank's possession for safekeeping or otherwise. Bank's security interest shall secure payment of the Obligations. Upon an Event of Default under this Agreement, regardless of the adequacy of collateral, without any demand or notice, except as required by applicable law, Bank may apply or set off such deposits or other sums and may sell or dispose of any or all of such securities or other property and may exercise any and all rights it may have under the New York Uniform Commercial Code, as in effect from time to time. The rights of Bank under this Agreement are in addition to, and not exclusive of, any other rights it may have with respect to such deposits, sums, securities, or other property under other agreements or applicable principles of law. Bank shall have no duty to take steps to preserve rights against prior parties as to such securities or other property.

     14.4 Notices. Any notice or demand upon any party hereto shall be deemed to have been sufficiently given or served for all purposes hereof when delivered in person or by nationally recognized overnight courier with receipt requested, or two business days after it is mailed certified mail postage prepaid, return receipt requested, addressed as follows:

       If to Bank:             Manufacturers and Traders Trust Company
                                   Pioneer Business Park
                                   5000 Campuswood Drive
                                   East Syracuse, New York 13057
                                   Attention: David E. McKeon, Vice President

       If to Borrower:         Anaren Microwave, Inc.
                                   6635 Kirkville Road
                                   East Syracuse, New York 13057
                                   Attention: Joseph E. Porcello, Vice President
                                                   of Finance

       With a copy to:         Bond, Schoeneck & King, LLP
                                   One Lincoln Center
                                   Syracuse, New York 12302
                                   Attention: David M. Ferrara, Esq.

Any party may change, by notice in writing to the other parties, the address to which notices to it shall be sent.

     14.5 Entire Agreement. This Agreement and the documents referred to herein embody the entire agreement and understanding among the parties and supersede all prior agreements and understandings relating to the subject matter hereof, including the Prior Credit Facility Agreement. This Agreement shall not be changed or amended without the written agreement of all parties hereto. This Agreement embodies all commitments to lend between Bank and Borrower and supersedes any prior commitments.

     14.6 Parties in Interest. All the terms and provisions of this Agreement shall inure to the benefit of and be binding upon and be enforceable by the parties and their respective successors and assigns and shall inure to the benefit of and be enforceable by any holder of notes executed hereunder. Upon any transfer of any Obligation or any interest therein Bank may deliver or otherwise transfer or assign to the holder any collateral or guarantees for the Obligation, which holder shall thereupon have all the rights of Bank.

     14.7 Business Days. Whenever any payment or obligation hereunder is due to be performed on a Saturday, Sunday, or banking holiday in the State of New York, such payment may be made or obligation performed on the next succeeding business day. Such extension of time shall be included in the computation of any interest or fees.

     14.8 Oral and Telecopy Requests. As a convenience to Borrower, Borrower hereby authorizes Bank to rely upon requests made by Borrower through its President or Vice President of Finance in writing or by telecopy, and to treat such requests as if they were made in a writing delivered to Bank. Any advance of funds made by Bank pursuant to any such request shall be deemed to be authorized by Borrower unless immediately repaid in full.

     14.9 Severability. In the event that any one or more of the provisions contained in this Agreement or any other agreement, document, or guarantee related hereto shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or such other agreement, document or guarantee.

     14.10 Governing Law. This Agreement and the notes and agreements hereunder, together with all of the rights and obligations of the parties hereto, shall be construed, governed and enforced in accordance with the laws of the State of New York.

     14.11 Participations. Bank shall have the right to sell or repurchase participations in the Obligations without giving prior notice to Borrower, so long as Bank retains servicing responsibility with respect to this Agreement and the transactions contemplated hereby.

     14.12 Jurisdiction/Trial By Jury. Borrower consents to jurisdiction and service of process, which may be effected by certified mail, in the courts of the State of New York and in the courts of the United States sitting in Onondaga County, New York.

          Borrower waives trial by jury of any claims or proceedings with respect to this agreement, the obligations, and all document, agreement, and matters related hereto to the fullest extent allowed by law.

                            [signatures on next page]

     IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

                                       ANAREN MICROWAVE, INC.


                                       By:  /s/  Joseph E. Porcello
                                            ------------------------------------
                                            Joseph E. Porcello
                                            Vice President of Finance



                                       MANUFACTURERS AND TRADERS TRUST COMPANY


                                       By:  /s/ David E. McKeon
                                            ------------------------------------
                                            David E. McKeon
                                            Vice President

STATE OF NEW YORK   )
COUNTY OF ONONDAGA  )ss.:


     On this 23 day of December, 1997, before me personally came JOSEPH E. PORCELLO, to me known, who, being by me duly sworn did depose and say that he resides in Fayetteville, New York, that he is VICE PRESIDENT OF FINANCE of ANAREN MICROWAVE, INC., the corporation described in and which executed the foregoing instrument and that he signed thereto by order of the Board of Directors of said corporation.


                                            ___________________________________
                                            Notary Public

STATE OF NEW YORK   )
COUNTY OF ONONDAGA  )SS.:

     On this 23 day of December, 1997, before me personally came DAVID E. MCKEON, to me known, who, being by me duly sworn did depose and say that he resides in Camillus, New York, that he is VICE PRESIDENT of MANUFACTURERS AND TRADERS TRUST COMPANY, the corporation described in and which executed the foregoing instrument and that he signed thereto by order of the Board of Directors of said corporation.


                                            ___________________________________
                                            Notary Public

                              REVOLVING CREDIT NOTE

December 23, 1997                                                 $10,000.000.00

Unless otherwise expressly provided herein, all capitalized terms in this Revolving Credit Note shall have the meanings given to them in that certain Credit Facility Agreement dated December 23, 1997 between ANAREN MICROWAVE, INC. ("Borrower") and MANUFACTURERS AND TRADERS TRUST COMPANY ("Bank"), as the same may be amended, extended, replaced, or modified from time to time (the "Credit Agreement").

Promise to Pay. For value received, Borrower promises to pay to the order of the Bank, on the Termination Date or upon the occurrence of an Event of Default, if earlier, the principal sum of Ten Million and 00/100 Dollars ($10,000,000.00) (referred to in the Credit Agreement as the "Maximum Principal Amount") or the outstanding principal amount of this Note (the "Outstanding Principal Amount"), if less; plus interest thereon as provided for in the Credit Agreement; plus all fees and costs (including without limitation reasonable attorneys' fees and disbursements, whether for internal or outside counsel) the Bank incurs in order to collect any amount due under this Note, to negotiate or document a workout or to preserve its rights or realize upon any guaranty or other security for the payment of this Note ("Expenses").

Interest. The Outstanding Principal Amount of this Note shall earn interest calculated on the basis of a 360-day year for the actual number of days of each year (365 or 366) from and including the date the proceeds of this Note were disbursed to but not including the date all amounts hereunder are paid in full, at a rate per year that shall on each day be equal to: (i) the Prime Rate, in the case of Prime Loans, or (ii) the LIBOR Interest Rate plus two and one half percent (2.50%), in the case of LIBOR Loans.

Interest Rate Cap. It is the intent of the Bank and of Borrower that in no event shall interest be payable at a rate in excess of the maximum rate permitted by applicable law (the "Maximum Legal Rate"). Solely to the extent necessary to prevent interest under this Note from exceeding the Maximum Legal Rate, any amount that would be treated as excessive under a final judicial interpretation of applicable law shall be deemed to have been a mistake and automatically canceled, and, if received by the Bank, shall be refunded to Borrower.

Payments; Late Charge; Default Rate. Payments shall be made in immediately available United States funds at any banking office of the Bank. Absent demand for payment in full, interest shall be due and payable monthly. If payment is not received within ten (10) days of demand or due date, Borrower shall pay a late charge equal to the greatest of (a) five percent (5%) of the delinquent amount, (b) the Bank's then current late charge as announced by the Bank from time to time, or (c) $50.00. In addition, if the Bank has not actually received any payment under this Note within thirty days after it is due or demanded, from and after such thirtieth day the interest rate for all amounts outstanding under this Note shall automatically increase to two percent (2%) above the otherwise applicable rate per year. Payments may be applied in any order in the sole discretion of the Bank but prior to demand shall be applied first to past due interest Expenses and late charges, then to scheduled principal payments, if any, which are past due, then to current interest and Expenses, and last to remaining principal and future fees.

Set off. The Bank's rights and remedies under applicable law and this Note are cumulative and not exclusive and shall include without limitation the right to set off against the amounts owing under this Note any property held in a deposit or other account with the Bank or otherwise owing by the Bank in any capacity to Borrower or any guarantor or endorser of this Note in any capacity.

Authorized Representatives. This Note is issued by Borrower to the Bank in connection with Revolving Line made available by the Bank to Borrower pursuant to the terms of the Credit Agreement, which are incorporated herein by reference. The Bank may make any loan pursuant to the Revolving Line (the "Loan(s)") in reliance upon any oral (including but not limited to telephonic), written (including but not limited to teletransmitted) or other request (the "Request(s)") that the Bank in good faith believes to be valid and to have been made by Borrower or in the name or on behalf of Borrower by its President or Vice President of Finance (each an "Authorized Person"). The Bank shall remain authorized to act on the Request of each Authorized Person until the Bank shall have received from Borrower and had a reasonable time to act on written notice revoking the authority of any Authorized Person. The Bank shall incur no liability to Borrower or to any other person as a direct or indirect result of making any Loan pursuant to this paragraph.

Acceleration. The Outstanding Principal Amount of this Note and all accrued and unpaid interest and Expenses shall automatically become immediately due and payable if Borrower or any guarantor or endorser of this Note commences or has commenced against it any bankruptcy or insolvency proceeding. Borrower hereby waives protest, presentment and notice of any kind in connection with this Note.

Bank Records Conclusive. The Holder shall set forth on a schedule attached to this Note or maintained on computer, the date and original principal amount of each Loan and the date and amount of each payment to be applied to the Outstanding Principal Amount of this Note. The Outstanding Principal Amount set forth on any such schedule shall be presumptive evidence of the Outstanding Principal Amount of this Note and of all Loans. No failure by Bank to make, and no error by Bank in making, any annotation on any such schedule shall affect Borrower's obligation to pay the principal and interest of each Loan or any other obligation of Borrower to Bank pursuant to this Note.

Purpose. Borrower certifies (1) that no Loan will be used to purchase margin stock except with the Bank's express prior written consent for each such purchase and (2) that all Loans shall be used for a business purpose, and not for any personal, family or household purpose.

Authorization. Borrower represents that it is duly organized and in good standing or duly constituted in the state of its organization and is duly authorized to do business in all jurisdictions material to the conduct of its business; that the execution, delivery and performance of this Note have been duly authorized by all necessary regulatory and corporate or partnership action or by its governing instrument; that this Note has been duly executed by an authorized officer and constitutes a binding obligation enforceable against Borrower and not in violation of any law, court order or agreement by which Borrower is bound; and that Borrower's performance is not threatened by any pending or threatened litigation.

Miscellaneous. This Note, together with the Credit Agreement and any related security agreements, contains the entire agreement between the Bank and Borrower with respect to each Loan, and supersedes every course of dealing, other conduct, oral agreement and representation previously made by the Bank. No change in this Note shall be effective unless made in a writing duly executed by both parties. This Note shall be governed by the laws of the State of New York, without regard to its principles of conflict of laws. This Note is a binding obligation enforceable against Borrower and its successors and assigns and shall inure to the benefit of the Bank and its successors and assigns. Each provision of this Note shall survive until all amounts due are paid to the Bank's satisfaction, shall be interpreted as consistent with existing law and shall be deemed amended to the extent necessary to comply with any conflicting law. If a court deems any provision invalid, the remainder of the Note shall remain in effect. Section headings are for convenience only. Singular number includes plural and neuter gender includes masculine and feminine as appropriate. No single, partial or delayed exercise by the Bank of any right or remedy shall preclude full and timely exercise by the Bank at any time of any right or remedy of the Bank without notice. No waiver of any right or remedy of the Bank shall be effective unless made specifically in writing by the Bank.

Borrower's Waivers and Consents. In any action or other legal proceeding relating to this Note, Borrower (1) consents to the personal jurisdiction of any State or federal court located in Onondaga County, New York, and (2) agrees that a copy of this Note kept in the Bank's course of business may be admitted into evidence as an original.

Waiver Of Jury Trial. BORROWER AND THE BANK EACH WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION IN CONNECTION WITH THIS NOTE.

Preauthorized Transfers from Deposit Account. If a deposit account number is provided in the following blank Borrower hereby authorizes the Bank to debit available funds in Borrower's deposit account # with the Bank automatically for the full amount of each interest payment which becomes due under this Note and for any scheduled principal payment or as directed by Borrower's Authorized Representative for such account, by telephone.


                                            BORROWER:
                                            Anaren Microwave, Inc.

Tax ID# 16-0928561                          By:  /s/ Joseph E. Porcello
                                                 -------------------------------
                                                 Joseph E. Porcello,
                                                 Vice President of Finance

STATE OF NEW YORK   )
COUNTY OF ONONDAGA  )SS.:

     On this 23rd day of December, 1997, before me personally came JOSEPH E. PORCELLO, to me known, who, being by me duly sworn did depose and say that the above-named person resides in Fayetteville, New York, that said person is VICE PRESIDENT OF FINANCE of Anaren Microwave, Inc., the corporation described in and which executed the foregoing instrument; and that the above-named person signed thereto by order of the Board of Directors of said corporation.


                                            ___________________________________
                                            Notary Public


                                FOR BANK USE ONLY

Credit A/C #                  Off Ck #                 Payoff Obligation #

$                             $                        $

Prepared by                                            Reviewed by

Authorization Confirmed: